NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
SECOND-QUARTER AND SIX-MONTH 2015 RESULTS

HIGHLIGHTS

•
Consistent with Stratus' board approved five-year business strategy, on July 2, 2015, Stratus completed the sales of its Austin-area Parkside Village and 5700 Slaughter retail properties, both located in the Circle C community, for $32.5 million and $12.5 million, respectively. Stratus used the proceeds from these transactions to fully repay the related outstanding debt totaling $26 million, and expects to record a pre-tax gain of approximately $21 million in third-quarter 2015, of which the non-controlling interest is approximately $4 million.

•
In July 2015, Stratus notified Canyon-Johnson Urban Fund II, L.P. (Canyon-Johnson) of its election to purchase Canyon-Johnson’s interest in the joint venture that owns the W Austin Hotel & Residences project for $60.9 million, to be financed in connection with refinancing currently in progress.

•	Operating results at the W Austin Hotel & Residences project continued to reflect positive trends.

◦
Revenue per Available Room (REVPAR) at the W Austin Hotel was $287 during second-quarter 2015 and $303 for the first six months of 2015, compared with $284 during second-quarter 2014 and $296 for the first six months of 2014.

◦
Austin City Limits Live at the Moody Theater (ACL Live) hosted 55 events during second-quarter 2015 and 103 for the first six months of 2015, compared with 51 events during second-quarter 2014 and 96 for the first six months of 2014.

•
Sales of four lots for $2.0 million were closed in second-quarter 2015 and 12 lots for $4.3 million for the first six months of 2015, compared with 10 lots for $4.1 million in second-quarter 2014 and 18 lots for $7.7 million for the first six months of 2014. In July 2015, Stratus sold two lots for $1.4 million and as of July 31, 2015, had 12 lots under contract.

•
Expenditures for purchases and development of real estate properties included in Stratus' five-year business strategy totaled $15.7 million for the first six months of 2015, primarily reflecting development costs for Barton Creek properties. Stratus also had commercial leasing capital expenditures of $16.2 million for the first six months of 2015 primarily associated with the advancement of The Oaks at Lakeway project.

•
Net loss attributable to common stock for second-quarter 2015 totaled $1.1 million, $0.14 per share, compared with net income attributable to common stock of $0.2 million, $0.03 per share, for second-quarter 2014. Net income attributable to common stock for the first six months of 2015 totaled $1.6 million, $0.20 per share, compared with $1.3 million, $0.16 per share, for the first six months of 2014.

•
Stratus' consolidated debt was $210.8 million and consolidated cash was $25.5 million at June 30, 2015, compared with consolidated debt of $196.5 million and consolidated cash of $29.6 million at December 31, 2014.

AUSTIN, TX, August 10, 2015 - Stratus Properties Inc. (NASDAQ: STRS) reported a net loss attributable to common stock of $1.1 million, $0.14 per share for second-quarter 2015, compared with net income attributable to common stock of $0.2 million, $0.03 per share, for second-quarter 2014. Stratus' net income attributable to common stock for second-quarter 2014 included income of $0.4 million associated with the recovery of building repair costs associated with damage caused by the June 2011 balcony glass breakage incidents at the W Austin Hotel & Residences project. Net income attributable to common stock for the first six months of 2015 totaled $1.6 million, $0.20 per share, compared with $1.3 million, $0.16 per share, for the first six months of 2014. Results for the first six months of 2015 included recognition of a deferred gain associated with the 2012 sale of 7500 Rialto totaling $5.0 million ($3.2 million to net income attributable to common stock). Results for the first six months of 2014 included income of $0.6 million associated with insurance settlements and $0.5 million associated with the recovery of building repair costs.

William H. Armstrong III, Chairman of the Board, President and Chief Executive Officer of Stratus, stated, “Stratus continued to advance its five-year development plan during second-quarter 2015. Construction of the first phase of the Barton Creek 236-unit Tecoma Multi-Family project is progressing well and pre-leasing is expected to begin in September 2015. Construction and leasing of The Oaks at Lakeway project, one of several development projects with HEB Grocery Company, is well underway and our first tenants are expected to open this fall. The sales of the Parkside Village and 5700 Slaughter retail projects for $45 million, with cash proceeds of approximately $17 million (after debt repayments and closing costs), together with our previously announced pending acquisition of Canyon-Johnson's interest in the joint venture that owns the W Austin Hotel & Residences for $60.9 million, adds value for our shareholders and focuses and simplifies our operations. Our financial results reflect continued positive operating performance at the W Austin Hotel, ACL Live and commercial leasing businesses, and we are working constructively with lenders towards appropriate long-term financing for our W Austin Hotel project transaction.”

Summary Financial Results.

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2015	2014		2015		2014
	(In Thousands, Except Per Share Amounts)
Revenues	$19,986	$22,521		$40,211		$45,820
Operating income	542	2,842	[a]	2,151		6,190	[a]
(Loss) income from continuing operations	(240)	1,264	[a]	326		4,156	[a]
Income from discontinued operations	—	—		3,218	[b]	—
Net (loss) income	(240)	1,264	[a]	3,544		4,156	[a,c]
Net (loss) income attributable to common stock	(1,119)	219	[a]	1,623	[b]	1,316	[a,c]

Diluted net (loss) income per share attributable to common stock:
Continuing operations	$(0.14)	$0.03		$(0.20)		$0.16
Discontinued operations	$—	$—		$0.40	[b]	$—
Diluted net (loss) income per share attributable to common stock	$(0.14)	$0.03	[a]	$0.20		$0.16	[a,c]

Diluted weighted-average shares of common stock outstanding	8,061	8,068		8,081		8,085

a.
Includes income of $0.4 million, $0.05 per share, in second-quarter 2014 and $0.5 million, $0.06 per share, for the first six months of 2014 related to the recovery of building repair costs associated with damage caused by the June 2011 balcony glass breakage incidents at the W Austin Hotel & Residences project.

b.	Includes recognition of a deferred gain totaling $5.0 million ($3.2 million to net income attributable to common stock or $0.40 per share) associated with the 2012 sale of 7500 Rialto.

c.	Includes income of $0.6 million, $0.07 per share, for the first six months of 2014, related to insurance settlements.

Five-Year Business Strategy. Stratus' board of directors has approved a five-year plan to create value for stockholders by methodically developing certain existing assets and actively marketing other assets for possible sale at appropriate values. Under the plan, any future new projects will be complementary to existing operations and will be projected to be developed and sold within a five-year time frame. Consistent with the strategy communicated in the five-year plan, on July 2, 2015, Stratus completed the sales of its Austin-area Parkside Village and 5700 Slaughter retail properties, both located in the Circle C community, for $32.5 million and $12.5 million, respectively.

Stratus believes that the Austin and surrounding sub-markets continue to be desirable. Many of Stratus' developments are in locations where development approvals have historically been subject to regulatory constraints, which has made it difficult to obtain entitlements. Stratus' Austin assets, which are located in desirable areas with significant regulatory constraints, are highly entitled and, as a result, Stratus believes that through strategic planning and development, it can maximize and fully realize their value. These development plans require significant additional capital, and may be pursued through joint ventures or other means. In addition, the strategy is subject to continued review by Stratus' board of directors and may change as a result of market conditions or other factors deemed relevant by the board.

As part of its five-year plan, Stratus is currently developing The Oaks at Lakeway and Tecoma Multi-Family projects. The Oaks at Lakeway is a HEB Grocery Company, L.P. (HEB) anchored retail project planned for 245,022 square feet of commercial space. Leases for 65 percent of the space, including the HEB lease, have been executed and leasing for the remaining space is underway. The Tecoma Multi-Family project is a garden-style apartment complex consisting of 236 units, with pre-leasing expected to begin in September 2015.

Currently, Stratus is the manager of, and has an approximate 42 percent interest in, the W Austin Hotel & Residences project, and Canyon-Johnson, our joint venture partner, has an approximate 58 percent interest in the W Austin Hotel & Residences project. Stratus and Canyon-Johnson explored a possible sale of the W Austin Hotel & Residences project in early 2015. This process did not result in a transaction acceptable to both parties, and on May 12, 2015, Canyon-Johnson triggered the process of requiring Stratus to elect to either sell its interest in the joint venture to Canyon-Johnson for $44.5 million or purchase Canyon-Johnson’s interest in the joint venture for $60.9 million. On July 6, 2015, Stratus notified Canyon-Johnson of its election to purchase Canyon-Johnson’s interest in the joint venture. In accordance with the terms of the joint venture’s operating agreement, closing, which is subject to customary conditions, will occur no later than November 10, 2015. The purchase will be made in connection with the refinancing of the W Austin Hotel & Residences project, which is currently being negotiated. Stratus is also in the process of engaging or considering the engagement of advisers to market other developed and undeveloped properties.

Circle C Property Sales. On July 2, 2015, Stratus completed the sales of its Austin-area Parkside Village and 5700 Slaughter retail properties, both located in the Circle C community, to Whitestone REIT. Stratus successfully entitled, developed and fully leased both projects. The Parkside Village retail project, which was owned in a joint venture with LCHM Holdings, LLC, consists of 90,184 leasable square feet and was sold for $32.5 million. The 5700 Slaughter retail project, which was wholly owned by Stratus, consists of 25,698 leasable square feet and was sold for $12.5 million. Stratus used the proceeds from these transactions to fully repay the amounts outstanding under both the Parkside Village construction loan with Comerica Bank and the term loan with United Heritage Credit Union, which totaled approximately $26 million at June 30, 2015. After debt repayments and closing costs, cash proceeds from these transactions approximated $17 million, and Stratus expects to record a pre-tax gain of approximately $21 million, of which the noncontrolling interest is approximately $4 million, in third-quarter 2015.

Discontinued Operations. In 2012, Stratus sold 7500 Rialto, an office building in Lantana. In connection with the sale, Stratus recognized a gain of $5.1 million and deferred a gain of $5.0 million related to a guaranty provided to the lender in connection with the buyer's assumption of the loan related to 7500

Rialto. The guaranty was released in January 2015, and Stratus recognized the deferred gain totaling $5.0 million ($3.2 million to net income attributable to common stock) in first-quarter 2015.

W Austin Hotel & Residences Project. REVPAR at the W Austin Hotel, which is calculated by dividing total room revenue by total rooms available, averaged $287 during second-quarter 2015 and $303 for the first six months of 2015, compared with $284 during second-quarter 2014 and $296 for the first six months of 2014. The 251-room hotel, which Stratus believes sets the standard for contemporary luxury in downtown Austin, is managed by Starwood Hotels & Resorts Worldwide, Inc.

Austin City Limits Live at the Moody Theater (ACL Live) hosted 55 events during second-quarter 2015, compared with 51 events during second-quarter 2014. ACL Live hosted 103 events during the first six months of 2015, compared with 96 events during the first six months of 2014. ACL Live currently has events booked through April 2016.

The project also has 39,328 square feet of leasable office space, including 9,000 square feet occupied by Stratus' corporate office, and 18,362 square feet of retail space. As of June 30, 2015, occupancy for the office space was 100 percent and occupancy for the retail space was 74 percent. Leasing is ongoing for the remaining retail space.

Operating Results. Stratus' developed property sales included the following (dollars in thousands):

	Three Months Ended June 30,
	2015			2014
	Lots/Units	Revenues	Average Cost per Lot/Unit	Lots/Units	Revenues	Average Cost per Lot/Unit
Barton Creek
Calera:
Verano Drive	—	$—	$—	6	$2,370	$179
Amarra Drive:
Phase II Lots	—	—	—	4	1,707	163
Phase III Lots	3	1,770	284	—	—	—

Circle C
Meridian	1	275	156	—	—	—

W Austin Hotel & Residences Project
Condominium Units	—	—	—	1	2,700	2,295
Total Residential	4	$2,045		11	$6,777

	Six Months Ended June 30,
	2015			2014
	Lots/Units	Revenues	Average Cost per Lot/Unit	Lots/Units	Revenues	Average Cost per Lot/Unit
Barton Creek
Calera:
Verano Drive	—	$—	$—	9	$3,524	$181
Amarra Drive:
Phase II Lots	—	—	—	9	4,182	185
Phase III Lots	3	1,770	284	—	—	—

Circle C
Meridian	9	2,480	156	—	—	—

W Austin Hotel & Residences Project
Condominium Units	—	—	—	3	4,420	1,230
Total Residential	12	$4,250		21	$12,126

The decrease in developed property sales and revenues in the 2015 periods primarily resulted from fewer condominium unit sales at the W Austin Residences and fewer lot sales at Verano Drive and Amarra Drive Phase II as inventories have declined as a result of previous sales activity. These decreases were partly offset by increased lot sales at Meridian and Amarra Drive Phase III, which was completed in first-quarter 2015.

As of July 31, 2015, 41 Meridian lots, 14 Amarra Drive Phase II lots and 59 Amarra Drive Phase III lots remain available for sale.

Revenue from the Hotel segment totaled $11.1 million for second-quarter 2015 and $22.8 million for the first six months of 2015, compared with $10.7 million for second-quarter 2014 and $21.6 million for the first six months of 2014. Hotel revenue reflects the results of operations for the W Austin Hotel, and primarily includes revenue from room reservations and food and beverage sales. Increased Hotel revenues for the 2015 periods primarily reflect increased food and beverage sales.

Revenue from the Entertainment segment totaled $5.1 million for second-quarter 2015 and $9.4 million for the first six months of 2015, compared with $3.5 million for second-quarter 2014 and $9.0 million for the first six months of 2014. Entertainment revenue primarily reflects the results of operations for ACL Live, including ticket sales, revenue from private events, sponsorships, personal seat license sales and suite sales, and sales of concessions and merchandise. Entertainment revenue also reflects revenues associated with outside events hosted at venues other than ACL Live and production of recorded content for artists performing at ACL Live, as well as the results of the joint venture with Pedernales Entertainment relating to Stageside Productions. Revenues from the Entertainment segment will vary from period to period as a result of factors such as the price of tickets and number of tickets sold, as well as the number and type of events. The increase in Entertainment revenue for the 2015 periods primarily resulted from increases in events hosted and ticket sales.

Rental revenue from the Commercial Leasing segment totaled $1.9 million for second-quarter 2015 and $3.8 million for the first six months of 2015, compared with $1.8 million for second-quarter 2014 and $3.4 million for the first six months of 2014. The increase in rental revenue in the 2015 periods primarily reflects increased leasing activity at Parkside Village and Block 21 office. On July 2, 2015, Stratus completed the sales of Parkside Village and 5700 Slaughter as discussed above.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, hotel, entertainment, and multi- and single-family residential real estate properties, primarily located in the Austin area, but including projects in certain other select markets in Texas.
____________________________

CAUTIONARY STATEMENT. This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical facts, such as statements regarding the anticipated financing and completion of Stratus' purchase of Canyon-Johnson Urban Fund II, L.P.'s interest in CJUF II Stratus Block 21, LLC. statements regarding the implementation and potential results of Stratus' five-year business strategy, projections or expectations related to operational and financial performance or liquidity, reimbursements for infrastructure costs, financing and regulatory matters, development plans and sales of properties, commercial leasing activities, timeframes for development, construction and completion of Stratus' projects, capital expenditures, liquidity and capital resources, and other plans and objectives of management for future operations and activities. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to refinance and service its debt and the availability of financing for development projects and other corporate purposes, Stratus' ability to sell properties at prices its board considers acceptable, a decrease in the demand for real estate in the Austin, Texas market, changes in economic and business conditions, reductions in discretionary spending by consumers and corporations, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, business opportunities that may be presented to and/or pursued by Stratus, the failure of third parties to satisfy debt service obligations, the failure to complete agreements with strategic partners and/or appropriately manage relationships with strategic partners, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, the failure to attract customers for its developments or such customers’ failure to satisfy their purchase commitments, increases in interest rates, declines in the market value of its assets, increases in operating costs, including real estate taxes and the cost of construction materials, changes in external perception of the W Austin Hotel, changes in consumer preferences, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups with respect to development projects, weather-related risks and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2014, filed with the U.S. Securities and Exchange Commission (SEC) as updated by Stratus' subsequent filings with the SEC.

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements, except as required by law.

A copy of this release is available on Stratus' website, www.stratusproperties.com.
# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Hotel	$11,054	$10,560	$22,673	$21,372
Entertainment	4,995	3,513	9,304	9,000
Real estate operations	2,234	6,824	4,710	12,255
Commercial leasing	1,703	1,624	3,524	3,193
Total revenues	19,986	22,521	40,211	45,820
Cost of sales:
Hotel	8,295	7,641	16,377	15,273
Entertainment	3,688	2,515	7,091	6,536
Real estate operations	2,011	4,682	4,121	8,500
Commercial leasing	959	703	1,700	1,404
Depreciation	2,346	2,225	4,650	4,472
Total cost of sales	17,299	17,766	33,939	36,185
General and administrative expenses	2,145	1,959	4,121	4,021
Insurance settlement	—	(46)	—	(576)
Total costs and expenses	19,444	19,679	38,060	39,630
Operating income	542	2,842	2,151	6,190
Interest expense, net	(1,031)	(974)	(1,881)	(1,823)
Loss on interest rate cap agreement	(13)	(170)	(68)	(251)
Other income, net	285	3	289	22
(Loss) income before income taxes and equity in unconsolidated affiliates' (loss) income	(217)	1,701	491	4,138
Equity in unconsolidated affiliates' (loss) income	(239)	(243)	(118)	438
Benefit from (provision for) income taxes	216	(194)	(47)	(420)
(Loss) income from continuing operations	(240)	1,264	326	4,156
Income from discontinued operations, net of taxes	—	—	3,218	—
Net (loss) income	(240)	1,264	3,544	4,156
Net income attributable to noncontrolling interests in subsidiaries	(879)	(1,045)	(1,921)	(2,840)
Net (loss) income attributable to common stock	$(1,119)	$219	$1,623	$1,316

Basic and diluted net (loss) income per share attributable to common stockholders:
Continuing operations	$(0.14)	$0.03	$(0.20)	$0.16
Discontinued operations	$—	$—	$0.40	$—
Basic and diluted net (loss) income per share attributable to common stockholders	$(0.14)	$0.03	$0.20	$0.16

Weighted-average shares of common stock outstanding:
Basic	8,061	8,030	8,051	8,040
Diluted	8,061	8,068	8,081	8,085

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	June 30, 2015		December 31, 2014
ASSETS
Cash and cash equivalents	$25,474	[a]	$29,645
Restricted cash	6,485		7,615
Real estate held for sale	50,927	[b]	12,245
Real estate under development	127,808		123,921
Land available for development	24,151		21,368
Real estate held for investment, net	153,099		178,065
Investment in unconsolidated affiliates	615		795
Deferred tax assets	9,934		11,759
Other assets	18,211		17,274
Total assets	$416,704		$402,687

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$11,590		$8,076
Accrued liabilities	7,894		9,670
Debt	210,758		196,477
Other liabilities and deferred gain	8,729	[c]	13,378
Total liabilities	238,971		227,601

Commitments and contingencies

Equity:
Stratus stockholders' equity:
Common stock	91		91
Capital in excess of par value of common stock	204,546		204,269
Accumulated deficit	(45,698)		(47,321)
Accumulated other comprehensive loss	(265)		(279)
Common stock held in treasury	(20,470)		(20,317)
Total stockholders' equity	138,204		136,443
Noncontrolling interests in subsidiaries[d]	39,529		38,643
Total equity	177,733		175,086
Total liabilities and equity	$416,704		$402,687

a.	Includes $3.4 million available to Stratus, $0.8 million available to the Parkside Village project and $21.2 million available to the W Austin Hotel & Residences project.

b.	Includes $21.2 million associated with Parkside Village and 5700 Slaughter, which were sold on July 2, 2015.

c.	Deferred gain of $5.0 million associated with the 2012 sale of 7500 Rialto was recognized in first-quarter 2015.

d.	Primarily relates to Canyon-Johnson's interest in the W Austin Hotel & Residences project.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Six Months Ended
	June 30,
	2015	2014
Cash flow from operating activities:
Net income	$3,544	$4,156
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	4,650	4,472
Cost of real estate sold	2,098	6,081
Deferred gain on sale of 7500 Rialto	(5,000)	—
Stock-based compensation	269	220
Equity in unconsolidated affiliates' income	118	(438)
Deposits	82	(101)
Deferred income taxes	1,829	—
Purchases and development of real estate properties	(15,703)	(24,817)
Municipal utility district reimbursement	5,307	—
Decrease in other assets	193	1,093
Increase (decrease) in accounts payable, accrued liabilities and other	2,022	(1,233)
Net cash used in operating activities	(591)	(10,567)

Cash flow from investing activities:
Capital expenditures	(16,740)	(953)
Return of investment in unconsolidated affiliates	62	1,345
Net cash (used in) provided by investing activities	(16,678)	392

Cash flow from financing activities:
Borrowings from credit facility	23,500	23,500
Payments on credit facility	(15,366)	(6,828)
Borrowings from project loans	15,810	6,000
Payments on project and term loans	(9,662)	(5,067)
Net payments for stock-based awards, including excess tax benefit	(144)	(190)
Noncontrolling interests distributions	(1,040)	(3,581)
Repurchase of treasury stock	—	(637)
Financing costs	—	(69)
Net cash provided by financing activities	13,098	13,128
Net (decrease) increase in cash and cash equivalents	(4,171)	2,953
Cash and cash equivalents at beginning of year	29,645	21,307
Cash and cash equivalents at end of period	$25,474	$24,260

III

BUSINESS SEGMENTS
Stratus currently has four operating segments: Real Estate Operations, Hotel, Entertainment and Commercial Leasing.
The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed, under development and available for development), which consist of its properties in Austin, Texas (the Barton Creek community, the Circle C Community, Lantana and the condominium units at the W Austin Hotel & Residences project); in Lakeway, Texas (The Oaks at Lakeway) located in the greater Austin area; and in Magnolia, Texas located in the greater Houston area.
The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences project.
The Entertainment segment includes ACL Live, a live music and entertainment venue and production studio at the W Austin Hotel & Residences project. In addition to hosting concerts and private events, this venue is the home of Austin City Limits, a television program showcasing popular music legends. The Entertainment segment also includes revenues and costs associated with events hosted at other venues, and the results of the Stageside Productions joint venture formed with Pedernales Entertainment LLC.
The Commercial Leasing segment includes the office and retail space at the W Austin Hotel & Residences project, a retail building and a bank building in Barton Creek Village, and 5700 Slaughter and the Parkside Village project in the Circle C community. On July 2, 2015, Stratus completed the sales of the Parkside Village and 5700 Slaughter properties.
Segment data presented below was prepared on the same basis as Stratus' consolidated financial statements (in thousands).

	Real Estate Operations[a]	Hotel	Entertainment	Commercial Leasing[b]	Eliminations and Other[c]	Total
Three Months Ended June 30, 2015:
Revenues:
Unaffiliated customers	$2,234	$11,054	$4,995	$1,703	$—	$19,986
Intersegment	25	69	79	166	(339)	—
Cost of sales, excluding depreciation	2,011	8,353	3,744	985	(140)	14,953
Depreciation	68	1,496	318	501	(37)	2,346
General and administrative expenses	1,620	169	61	484	(189)	2,145
Operating (loss) income	$(1,440)	$1,105	$951	$(101)	$27	$542
Capital expenditures[d]	$9,140	$57	$8	$8,399	$—	$17,604
Total assets at June 30, 2015	205,426	109,069	49,116	48,445	4,648	416,704

Three Months Ended June 30, 2014:
Revenues:
Unaffiliated customers	$6,824	$10,560	$3,513	$1,624	$—	$22,521
Intersegment	24	99	11	132	(266)	—
Cost of sales, excluding depreciation	4,696	7,642	2,598	727	(122)	15,541
Depreciation	57	1,457	311	438	(38)	2,225
Insurance settlement	(46)	—	—	—	—	(46)
General and administrative expenses	1,465	143	52	445	(146)	1,959
Operating income	$676	$1,417	$563	$146	$40	$2,842
Capital expenditures[d]	$16,826	$27	$—	$438	$—	$17,291
Total assets at June 30, 2014	156,604	113,048	50,054	49,587	(5,761)	363,532

IV

	Real Estate Operations[a]	Hotel	Entertainment	Commercial Leasing[b]	Eliminations and Other[c]	Total
Six Months Ended June 30, 2015:
Revenues:
Unaffiliated customers	$4,710	$22,673	$9,304	$3,524	$—	$40,211
Intersegment	50	141	102	252	(545)	—
Cost of sales, excluding depreciation	4,122	16,455	7,173	1,750	(211)	29,289
Depreciation	125	2,990	642	968	(75)	4,650
General and administrative expenses	2,995	390	141	899	(304)	4,121
Operating (loss) income	$(2,482)	$2,979	$1,450	$159	$45	$2,151
Income from discontinued operations[e]	$—	$—	$—	$3,218	$—	$3,218
Capital expenditures[d]	15,703	448	69	16,223	—	32,443

Six Months Ended June 30, 2014:
Revenues:
Unaffiliated customers	$12,255	$21,372	$9,000	$3,193	$—	$45,820
Intersegment	47	229	18	255	(549)	—
Cost of sales, excluding depreciation	8,566	15,274	6,667	1,452	(246)	31,713
Depreciation	113	2,930	630	873	(74)	4,472
Insurance settlement	(576)	—	—	—	—	(576)
General and administrative expenses	3,093	215	79	946	(312)	4,021
Operating income	$1,106	$3,182	$1,642	$177	$83	$6,190
Capital expenditures[d]	$24,817	$76	$32	$845	$—	$25,770

a.	Includes sales commissions and other revenues together with related expenses.

b.	On July 2, 2015, Stratus completed the sales of Parkside Village and 5700 Slaughter.

c.	Includes eliminations of intersegment amounts.

d.	Also includes purchases and development of residential real estate held for sale.

e.	Represents a deferred gain, net of taxes, associated with the 2012 sale of 7500 Rialto that was recognized in first-quarter 2015.

V